WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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  THIS SCHEDULE  CONTAINS SUMMARY FINANCIAL  INFORMATION  EXTRACTED FROM THE
PRINCIPLED EQUITY MARKET FUND DECEMBER 31, 1999 ANNUAL REPORT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ANNUAL REPORT.



                   Item        Item Description
                   Number
                                                        1999
                    3(a)   Net asset value:
                             Beginning of year          $15.30
                    3(a)   Net investment income          0.14
                    3(a)   Net realized and
                           unrealized gain
                           on investments                 3.19
                    3(a)   Distributions to
                           shareholders:
                    3(a)    From net
                            investment income
                            (loss)...........            0.14
                    3(a)    From net realized
                            gains on investments ....    0.68
                                                        ------
                    3(a)   Net asset value:
                             End of year....            $17.81
                                                        ======
                    3(a)   Ratio of expenses to
                           average net
                           assets...........            0.55%




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